Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2020

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2020 Operating Results

DALLAS, TEXAS, July 29, 2020 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $67.0 million for the quarter ended June 30, 2020. In comparison, for the quarters ended March 31, 2020 and June 30, 2019, the Bank reported net income of $51.6 million and $54.1 million, respectively. For the six months ended June 30, 2020, the Bank reported net income of $118.5 million, as compared to $112.5 million for the six months ended June 30, 2019.

Total assets at June 30, 2020 were $75.0 billion, compared with $83.8 billion at March 31, 2020 and $75.4 billion at December 31, 2019. The $8.8 billion decrease in total assets for the second quarter was attributable primarily to decreases in the Bank's advances ($8.3 billion), mortgage loans held for portfolio ($0.3 billion) and short-term liquidity holdings ($0.2 billion). The $0.4 billion decrease in total assets for the six months ended June 30, 2020 was attributable primarily to a decrease in the Bank's short-term liquidity holdings ($2.6 billion), partially offset by increases in the Bank's advances ($1.5 billion) and the carrying value of its long-term investments ($0.7 billion).

Advances totaled $38.6 billion at June 30, 2020, compared with $46.9 billion at March 31, 2020 and $37.1 billion at December 31, 2019. The Bank's mortgage loans held for portfolio totaled $4.0 billion at June 30, 2020, as compared to $4.3 billion at March 31, 2020 and $4.1 billion at December 31, 2019.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.1 billion at June 30, 2020 compared to $1.2 billion at both March 31, 2020 and December 31, 2019. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $17.6 billion at June 30, 2020, as compared to $17.5 billion at March 31, 2020 and $16.8 billion at December 31, 2019. At June 30, 2020, March 31, 2020 and December 31, 2019, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2020, March 31, 2020 and December 31, 2019, the Bank's short-term liquidity holdings totaled $13.2 billion, $13.4 billion and $15.8 billion, respectively.

The Bank's retained earnings increased to $1.339 billion at June 30, 2020 from $1.267 billion at March 31, 2020 and $1.233 billion at December 31, 2019. On June 29, 2020, a dividend of $12.4 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2020 (and, for comparative purposes, as of March 31, 2020 and December 31, 2019, and for the quarters ended March 31, 2020 and June 30, 2019 and the six months ended June 30, 2019) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2020 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2020
(Unaudited, in thousands)

	June 30, 2020	March 31, 2020	December 31, 2019
Selected Statement of Condition Data:

Assets
Investments (1)	$32,000,053	$31,034,986	$33,918,055
Advances	38,642,663	46,922,518	37,117,455
Mortgage loans held for portfolio, net	4,019,608	4,282,180	4,075,464
Cash and other assets (2)	297,479	1,567,769	270,631
Total assets	$74,959,803	$83,807,453	$75,381,605

Liabilities
Consolidated obligations
Discount notes	$35,978,006	$43,953,217	$34,327,886
Bonds	32,694,975	34,186,393	35,745,827
Total consolidated obligations	68,672,981	78,139,610	70,073,713
Mandatorily redeemable capital stock	6,803	6,779	7,140
Other liabilities	2,638,501	1,944,809	1,502,784
Total liabilities	71,318,285	80,091,198	71,583,637
Capital
Capital stock — putable	2,474,135	2,700,176	2,466,242
Retained earnings	1,339,216	1,267,039	1,232,677
Total accumulated other comprehensive income (loss)	(171,833)	(250,960)	99,049
Total capital	3,641,518	3,716,255	3,797,968
Total liabilities and capital	$74,959,803	$83,807,453	$75,381,605

Total regulatory capital (3)	$3,820,154	$3,973,994	$3,706,059

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Selected Statement of Income Data:
Net interest income (4) (5)	$110,099	$45,592	$62,474	$155,691	$134,452
Other income (loss)	(2,630)	35,390	22,144	32,760	39,121
Other expense	33,074	23,668	24,525	56,742	48,590
AHP assessment	7,441	5,734	6,015	13,175	12,509
Net income	$66,954	$51,580	$54,078	$118,534	$112,474

(1) Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2) At March 31, 2020, the Bank's cash and other assets included excess cash of $1.090 billion that was held at the Federal Reserve.
(3) As of June 30, 2020, March 31, 2020 and December 31, 2019, total regulatory capital represented 5.10 percent, 4.74 percent and 4.92 percent, respectively, of total assets as of those dates.
(4) Net interest income is net of the provision for mortgage loan losses.
(5) The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, fair value hedge ineffectiveness increased (reduced) net interest income by $9.423 million, $(36.890) million and $(15.625) million, respectively. During the six months ended June 30, 2020 and 2019, fair value hedge ineffectiveness reduced net interest income by $27.467 million and $24.965 million, respectively.
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